EXHIBIT (8)(d)(3)

SUMMARY PROSPECTUS AGREEMENT

(FIDELITY)

Summary Prospectus Agreement

This Summary Prospectus Agreement between Fidelity Distributors Corporation (the “Underwriter”) and Transamerica Financial Life Insurance Company (“Insurance Company”), is effective this 1st day of May, 2011.

WHEREAS, the Variable Insurance Funds (the “Fund”) have entered into distribution agreements pursuant to which the Underwriter acts as distributor of the Funds;

WHEREAS, the Insurance Company agrees to distribute the Fund’s prospectuses pursuant to Rule 498 under the Securities Act of 1933 (“Rule 498”); and

WHEREAS, the parties desire to set out their respective roles and responsibilities for complying with Rule 498.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

1.	For purposes of this Summary Prospectus Agreement, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.	The Underwriter represents and warrants that the hosting of such Summary Prospectuses at the URL disclosed on such Summary Prospectus is designed to comply with all applicable requirements of Rule 498(e) and (f)(3).

3.	The Underwriter also represents and warrants that it will respond to contract owner requests for additional Fund documents in a manner designed to comply with the provisions of Rule 498(f)(1).

4.	Insurance Company represents and warrants that any binding of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

5.	The parties agree that Insurance Company is not required to distribute Summary Prospectuses to its contract owners, but rather the distribution of the Summary Prospectus will be at the discretion of Insurance Company.

6.	The Underwriter shall provide, or cause to provide, the Insurance Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Underwriter provides the Insurance Company with Statutory Prospectuses.

7.	If the Underwriter determines that it will end its use of the Summary Prospectus delivery option, the Underwriter will provide the Insurance Company with reasonable advance notice of its intent.

IN WITNESS WHEREOF, each of the parties hereto has caused this Summary Prospectus Agreement to be executed in its name and behalf by its duly authorized officer.

Dated as of May 1, 2011.

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Robert Bachman
Robert Bachman
Its:	Senior Vice President

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Arthur D. Woods
Arthur D. Woods
Its:	Vice President

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